Orion Marine Group, Inc. Reports Third Quarter 2012 Results; Positive Gross Margin and EBITDA

Houston, Texas, November 1, 2012 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading heavy civil marine contractor, today reported a net loss for the three months ended September 30, 2012, of $1.6 million ($0.06 diluted loss per share). These results compare to net loss of $6.2 million ($0.23 diluted loss per share) for the same period a year ago.

“The plan we put in place to drive a larger volume of work to offset lower job margins has begun to yield encouraging results in the form of positive gross margin and positive EBITDA for the first time since the second quarter of 2011,” said Mike Pearson, Orion Marine Group's President and Chief Executive Officer. “Our strategy has also allowed us to maintain a solid backlog, which is at its highest reported level in two years. However, challenges still exist in the form of continued uncertainty as to the ongoing pace of Corps lettings.”

Financial highlights of the Company's third quarter 2012 include:

Third Quarter 2012

•	Third quarter 2012 contract revenues were $75.4 million, an increase of 38.1%, as compared with third quarter of 2011 revenues of $54.6 million.

•	The Company self-performed approximately 84% of its work as measured by cost during the third quarter 2012 as compared with 81% in the prior year period.

•
Gross profit for the quarter was $4.9 million, which represents an increase of $7.3 million as compared with the third quarter of 2011. Gross profit margin for the quarter was 6.5%, which was higher than the prior year period of negative 4.5%. During the third quarter of 2012, gross profit improved due to increased utilization of construction equipment.

•	Selling, General, and Administrative expenses for the third quarter 2012 were $7.2 million as compared to $6.6 million in the prior year period.

•	The Company's third quarter 2012 EBITDA was $3.1 million, representing a 4.1% EBITDA margin, which compares to third quarter 2011 EBITDA of negative $3.4 million, or a negative 6.3% EBITDA margin.

Backlog of work under contract as of September 30, 2012 was $217.1 million, which compares with backlog of $146.1 million at September 30, 2011. Ending third quarter backlog represents a year over year increase of $71 million or 48.6% as compared to the prior year period. Since the end of the third quarter the Company has continued to be successful in adding new work.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either not been started, or are in progress and not yet complete, and the Company cannot assure that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
Outlook
“While we still face many challenges ahead, we are pleased to see improving results,” said Mr. Pearson. “The private sector remains a strong source of opportunity across our market areas and we remain optimistic about this sector's direction. We are also pleased with our ending backlog and level of bid activity for the quarter, which demonstrates our ability to maintain a higher level of backlog.

However, dredge utilization remains a concern. It remains to be seen whether the consistency of Corps lettings will improve as we begin the current fiscal year. As we look at Fiscal Year 2013, we were pleased to see a six month Continuing Resolution that gives the Corps funding visibility through March of next year. However, we are not clear as to the pace and size of awards over this time period. Therefore, we will continue to keep a watchful eye on Corps lettings and their impact to our dredge fleet utilization.”

“Overall, we remain optimistic about the long term future of our business,” said Mark Stauffer, Orion Marine Group's Executive Vice President and Chief Financial Officer. “In fact, we continue to track a high level of bid opportunities. Currently, we have approximately $234 million worth of bids outstanding, including $45 million on which we are the apparent low bidder. During the second quarter we bid on approximately $500 million worth of opportunities and were successful on approximately $100 million. We are pleased with the 20% win rate achieved during the third quarter as we continue our strategy of executing on a larger volume of work. For the quarter, or book-to-bill ratio was 1.3 times.

Looking ahead, it is important we continue to focus on solid project execution, maintaining an adequate level of backlog and increasing dredge utilization. We continue to have confidence in our long term market outlook and we are continuing to see signs of a positive long term future.”

Recent Event

On October 31, 2012, the Company acquired substantially all of the assets and ongoing contracts of West Construction, Inc., located in Anchorage, Alaska, for $9.0 million in cash. As part of the transaction, the Company acquired the ownership interest in two foreign entities and has hired substantially all of West Construction's personnel.

West Construction has an over 15 year history of completing successful marine construction projects in the Alaska market with expertise in operating in remote areas. “This acquisition allows Orion Marine Group to further expand our capabilities in the Alaska and Pacific Northwest markets, as well as provides us with the opportunity to expand our international presence,” said Mr. Pearson.

“We believe this acquisition positions us to take advantage of significant long term bid opportunities in both the private and public markets throughout the region,” said Mr. Stauffer. “We are excited to have the West Construction team as part of Orion Marine Group as we share a similar philosophy in project management and have similar capabilities in meeting the challenges of remote operations.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the third quarter 2012 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, November 1, 2012. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Third Quarter 2012 Earnings Conference Call at 800-510-9834; participant code 24045877.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of heavy civil marine construction and specialty services on, over and under the water throughout the United States, Canada and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of marine waterways, channels and ports, environmental dredging, offshore construction, abandonment, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options, which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 6, 2012, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	$75,386	$54,583	$193,408	$204,539
Costs of contract revenues	70,493	57,014	191,560	194,699
Gross profit (loss)	4,893	(2,431)	1,848	9,840
Selling, general and administrative expenses	7,185	6,631	21,754	21,643
Operating loss	(2,292)	(9,062)	(19,906)	(11,803)
Other income (expense)
Other income	44	44	228	44
Interest income	4	5	23	22
Interest expense	(235)	(95)	(638)	(263)
Other income (expense), net	(187)	(46)	(387)	(197)
Loss before income taxes	(2,479)	(9,108)	(20,293)	(12,000)
Income tax benefit	(885)	(2,890)	(6,941)	(4,104)
Net loss	$(1,594)	$(6,218)	$(13,352)	$(7,896)

Loss per share	$(0.06)	$(0.23)	$(0.49)	$(0.29)
Diluted loss per share	$(0.06)	$(0.23)	$(0.49)	$(0.29)
Shares used to compute earnings per share:
Basic	27,138,310	26,909,559	27,126,440	26,946,482
Diluted	27,138,310	26,909,559	27,126,440	26,946,482

EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(1,594)	$(6,218)	$(13,352)	$(7,896)
Income tax benefit	(885)	(2,890)	(6,941)	(4,104)
Interest expense, net	231	90	615	241
Depreciation and amortization	5,347	5,598	16,038	16,738
EBITDA EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.	$3,099	$(3,420)	$(3,640)	$4,979
Operating Margin Operating income margin is calculated by dividing operating income plus gain from bargain purchase of equipment by contract revenues.	(3)%	(16.6)%	(10.2)%	(5.7)%
Impact of Depreciation and Amortization	7.1%	10.3%	8.3%	8.1%
EBITDA margin[1]	4.1%	(6.3)%	(1.9)%	2.4%

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands

	Balance as of	Balance as of
	September 30, 2012	December 31, 2011
	(Unaudited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$50,213	$38,979
Accounts receivable
Trade, net allowance of $0	31,428	20,954
Retainage	7,701	5,977
Other	1,078	1,111
Income taxes receivable	2,651	13,998
Note receivable	46	51
Inventory	3,558	3,361
Deferred tax assets	1,190	1,182
Costs and estimated earnings in excess of billings on uncompleted contracts	12,207	15,112
Prepaid expenses and other	1,632	2,470
Total current assets	111,704	103,195
Property and equipment, net	152,220	146,107
Accounts receivable, long term	1,410	1,410
Goodwill	32,168	32,168
Other assets	230	207
Total assets	$297,732	$283,087

Liabilities and Stockholders' Equity
Current liabilities
Current debt	$10,511	$ --
Accounts payable:
Trade	17,283	11,977
Retainage	2,154	374
Accrued liabilities	10,449	9,339
Billings in excess of costs and estimated earnings on uncompleted contracts	16,711	5,665
Total current liabilities	57,108	27,355
Other long-term liabilities	489	606
Deferred income taxes	17,143	21,287
Deferred revenue	160	203
Total liabilities	74,900	49,451
Stockholders' equity
Common stock	275	274
Treasury stock	(3,003)	(3,003)
Additional paid in capital	160,107	157,560
Retained earnings	65,453	78,805
Total stockholders' equity	222,832	233,636
Total liabilities and stockholders' equity	$297,732	$283,087

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net (Loss)	$(13,352)	$(7,896)
Adjustments to reconcile net (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	16,038	16,738
Deferred financing cost amortization	158	98
Bad debt expense (recoveries)	1	165
Deferred income taxes	(4,152)	4,446
Stock-based compensation	2,372	1,818
Gain on sale of property and equipment	(156)	(184)
Change in operating assets and liabilities:
Accounts receivable	(12,165)	23,356
Income tax receivable	11,347	(5,142)
Inventory	(197)	(409)
Note receivable	5	39
Prepaid expenses and other	668	957
Cost and estimated earnings in excess of billings on uncompleted contracts	2,906	11,894
Accounts payable	7,086	(15,022)
Accrued liabilities	994	(3,670)
Income tax payable	—	(262)
Billings in excess of costs and estimated earnings on uncompleted contracts	11,046	(164)
Deferred revenue	(43)	(43)
Net cash provided by operating activities	22,556	26,719
Cash flows from investing activities
Proceeds from sale of property and equipment	349	807
Purchase of property and equipment	(22,344)	(12,694)
Net cash used in investing activities	(21,995)	(11,887)
Cash flows from financing activities
Borrowings from credit facility	13,000	—
Payments made on borrowings from credit facility	(2,489)	--
Exercise of stock options	176	185
Increase in loan costs	(14)	—
Purchase of shares into treasury	—	(3,003)
Net cash provided by (used in) financing activities	10,673	(2,818)
Net change in cash and cash equivalents	11,234	12,014
Cash and cash equivalents at beginning of period	38,979	23,174
Cash and cash equivalents at end of period	$50,213	$35,188

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Vice President Finance & Accounting, 713-852-6506
Drew Swerdlow, Senior Financial Analyst, 713-852-6582